UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended Exchange Agreement

As disclosed in Item 1.01 of the Current Report on Form 8-K of Great Basin Scientific, Inc. (the “Company”), dated December 28, 2015, the Company has previously entered into a Securities Purchase Agreement, dated December 28, 2015 (the “Securities Purchase Agreement”) with certain investors named on the Schedule of Buyers attached to the Securities Purchase Agreement (each a “Buyer”), pursuant to which the Company issued to such Buyers $22.1 million in principal face amount of senior secured convertible notes of the Company (the “Notes”) and related Series D common stock purchase warrants.

As disclosed in Item 1.01 of the Current Report on Form 8-K of the Company, dated October 3, 2016, the Company has previously entered into separate exchange agreements (each, an “Exchange Agreement”) with each of the Buyers, pursuant to which, among other things each of the parties thereto agreed, among other things, to exchange the Notes into shares of our common stock (or, if necessary to comply with the restrictions on beneficial ownership set forth in the Exchange Agreement, a combination of shares of our common stock and rights to acquire shares of our common stock without the payment of any additional consideration) at an exchange price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the trading day immediately prior to the Exchange Date (the “Original Exchange”).

On November 2, 2016, the Company separately amended and restated the Exchange Agreements (each, an “Amended Exchange Agreement”) with each of the Buyers, pursuant to which, among other things, the following occurred (or will occur, as applicable):

(i)	On November 3, 2016, the Company will exchange all of the remaining Notes outstanding, approximately $8.4 million in aggregate principal amount thereof, for 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share (collectively, the “Preferred Shares”), pursuant to a certificate of designations, preferences and rights of the Preferred Shares (the “Certificate of Designations”), described more fully under “Terms of the Certificate of Designations” below.

(ii)	On November 3, 2016, so long as no Triggering Event (as defined below) then exists, the Company will mandatorily convert 2,098 of the Preferred Shares into approximately 104.9 million shares of our common stock, at a conversion price of $0.02 per share (or, if necessary to comply with the restrictions on beneficial ownership set forth in the Amended Exchange Agreement, with any shares of our common stock in excess of the beneficial ownership restriction held in abeyance until permitted to be received by such holder of Preferred Shares).

(iii)	The restricted period of each Amended Leak-Out Agreements, each by and between a Buyer and the Company, was extended until November 30, 2016.

(iv)	The Company reserved approximately 104.9 million shares of our common stock for issuance pursuant to the Certificate of Designations. Each Buyer waived certain existing requirements by the Company to reserve shares of our common stock with respect to the other securities of the Company held by such Buyer including but not limited to waiver of share reserve requirements pursuant to the securities Purchase Agreement dated June 29, 2016 related to the Company’s 2016 senior secured convertible notes and Series H Warrants.

(v)	Concurrent with the closing of the exchange, all restrictions on $3.6 million in cash held in restricted accounts of the Company will be released, which will then be available for use by the Company to fund its operations.

After giving effect to such Exchange, all rights and obligations under the Notes were cancelled.

The foregoing is a summary description of the material terms of the Amended Exchange Agreements and is qualified in its entirety by the text of the form of Amended Exchange Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

The terms and conditions of the Series F Preferred Stock and the Certificate of Designations are described in Item 5.02 of this Current Report on Form 8-K and are incorporated by reference in this Item 1.01.

Fourth Amendment to Registration Rights Agreement

As previously disclosed on the Current Report on Form 8-K filed with the SEC on December 29, 2015, on December 28, 2015, Great Basin Scientific, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) in relation to the issuance and sale by the Company to certain buyers as set forth in the Schedule of Buyers attached to the SPA (the “Buyers”) of $22.1 million aggregate principal amount of senior secured convertible notes (the “Notes”) and related Series D common stock purchase warrants (the “Warrants”) exercisable to acquire 3,503,116 shares of common stock.  In accordance with the terms of the SPA, the Company agreed to provide certain registration rights under the United States Securities Act of 1933, as amended and the rules and regulations thereunder pursuant to the Registration Rights Agreement by and between the Company the Buyers (the “Registration Rights Agreement”) entered into December 30, 2015.

On November 2, 2016, the Company and certain of the Buyers holding enough of the Notes and Warrants to constitute the Required Holders under Section 10 of the Registration Rights Agreement entered into Amendment Agreement No.4 to the Registration Rights Agreement (the “Fourth Amendment Agreement”).  In the Fourth Amendment Agreement, the Company and the Buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to the date which is the earlier of  March 1, 2017 and the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review.

Under the Fourth Amendment Agreement, the Buyers also waived (i) any breach of the Registration Rights Agreement prior to November 2, 2016 under Section 2(a) of the Registration Rights Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Fourth Amendment Agreement and (ii) the Holder’s right to Registration Delay Payments (as defined under the Registration Rights Agreement) prior to the date of the Fourth Amendment Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline.

The foregoing is a summary description of the material terms of the Fourth Amendment Agreement and is qualified in its entirety by the form of the Fourth Amendment Agreement, attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

On November 3, 2016, pursuant to the terms of the Amended Exchange Agreement, the Company will issue 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share, pursuant to the exchange of $8.4 million in aggregate principal amount of Notes. The Series F Convertible Preferred Stock will be issued pursuant to Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”), to institutional accredited investors that satisfy one or more of the criteria set forth in Rule 501(a)(1), (2), (3) or (7) based on the representations of the Buyers made in the Amended Exchange Agreement. The Series F Preferred Stock is convertible into shares of common stock of the Company pursuant to its terms and conditions of the Series F Preferred Stock. The terms and conditions of the Series F Preferred Stock and the Certificate of Designations are described in Item 5.02 of this Current Report on Form 8-K and are incorporated by reference in this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders

The information disclosed in Items 1.01, 3.02 and 5.03 of this Current Report on Form 8-K are incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Series F Preferred Stock and Terms of the Series F Preferred Stock Certificate of Designations

On November 3, 2016, the Company filed a Certificate of Designation to its Seventh Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), as amended, creating, pursuant to Article IV.C of the Certificate of Incorporation, Series F Preferred Stock of the Company (“Preferred Shares”).

Stated Value of Preferred Shares

Each Preferred Share shall have a stated value of $1,000 and a par value of $0.001 per share

Dividends

The Preferred Shares shall be entitled to dividends, on an as converted basis, with the holders of our common stock, but will not accrue additional dividends unless a Triggering Event has occurred and is continuing, in which case dividends will accrue at a default rate of 10% per annum,

Voting Rights

The holders of Preferred Shares shall have the right to vote with holders of shares of our common stock, voting together as one class on all matters, with each Preferred Share entitling the holder thereof to cast that number of votes per share as is equal to the aggregate number of shares of our common stock into which it is then convertible (without regard to any limitations on conversion set forth in the Certificate of Designations including without limitation, the maximum percentage and/or the failure to have a sufficient number of shares of common stock reserved or available for issuance pursuant to the Certificate of Designations) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated; provided, that no holder (together with such holder’s attribution parties) shall be permitted to have a number of votes in excess of such aggregate number of votes granted to the holders of 9.99% of the shares our common stock then outstanding (including any votes with respect to any shares of our common stock and preferred stock beneficially owned by the holder or such holder’s attribution parties).

Voluntary Conversion

The Preferred Shares will be initially convertible at the election of the holder into shares of our common stock at a conversion price equal to $0.02, subject to adjustment as described below. From and after July 3, 2017, the Preferred Shares shall be convertible at a conversion price equal to 85% of the arithmetic average, in each case of the lower of (i) the three lowest daily weighted average prices of the our common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of determination and (iii) the weighted average price of the our common stock on the trading day immediately preceding the date of determination.

The conversion price is subject to certain adjustments upon the occurrence of certain dilutive events, including the issuance of certain options or convertible securities, and upon the occurrence of certain corporate events, including stock splits and dividends.

Automatic Conversion

On November 3, 2016, so long as no Triggering Event then exists, 2,098 Preferred Shares will be mandatorily converted into 104.9 million shares of our common stock at a conversion price of $0.02 per share. On November 3, 2018, so long as no Triggering Event then exists, any remaining Preferred Shares then outstanding shall be converted into shares of our common stock at a conversion price of $0.02 per share. In each case, shares of our common stock will be held in abeyance to the extent necessary to satisfy limitations on beneficial ownership as described below.

Limitations on Conversions

Conversion of the Preferred Shares are subject to a blocker provision which prevents any holder from converting into shares of our common stock if their beneficial ownership of the our common stock would exceed either 4.99% or 9.99% of the Company’s issued and outstanding our common stock, as elected by the holder at Closing.

Company Optional Redemption

At any time after the issue of the Preferred Shares, so long as there has been no failure of the equity during the applicable measurement periods, the Company shall have the right to redeem all, but not less than all, of the conversion amount then remaining under the Preferred Shares at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding the Company’s notice of redemption and ending on the Company redemption date, by (II) the lowest conversion price in effect during such period.

Triggering Events

Under the Certificate of Designations, the holders will have certain rights upon an “Triggering Event” (as defined in the Certificate of Designations). Such rights include (i) the remaining principal amount of the Preferred Shares bearing interest at a rate of 10% per annum, (ii) during the Triggering Event the conversion price being adjusted to the lowest of (a) the conversion price then in effect, (b) 75% of the lowest weighted average price of the our common stock during the 30 consecutive trading day period ending on the trading day immediately preceding the date of the Triggering Event conversion and (c) 75% of the weighted average price of the our common stock on the date of the applicable Triggering Event conversion, and (iii) the holder having the right to demand redemption of all or any number of the Preferred Shares.

At any time after the earlier of the holder’s receipt of a notice of an Triggering Event and the holder becoming aware of an Triggering Event and ending on the 15th trading day after the later of (x) the date such Triggering Event is cured and (y) the holder’s receipt of an Triggering Event notice, the holder may require the Company to redeem all or any number of the Preferred Share by delivering written notice to the Company. Each Preferred Share subject to redemption shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period.

“Triggering Event” includes, but is not limited to (and subject to the ability to cure in certain instances):

(i) (A) the suspension from trading for more than an aggregate of ten (10) trading days in any 365-day period or (B) the failure of the our common stock to be listed on an eligible market;

(ii) the Company's (i) failure to convert the Preferred Shares or related warrants by delivery of the required number of shares of our common stock within five (5) trading days after the applicable conversion or exercise date, (ii) notice of its intention not to comply with a request for conversion or exercise of the Preferred Shares or related warrants or (iii) the Company fails to have sufficient authorized shares to convert the Preferred Shares and related warrants in full for 75 consecutive days.

(iii) any payment failure;

(iv) any default under, redemption of or acceleration prior to maturity of more than $100,000, individually or in the aggregate, of Indebtedness of the Company or any of its Subsidiaries;

(v) certain bankruptcy events;

(vii) a final judgment or judgments for the payment of money aggregating in excess of $250,000, individually or in the aggregate, are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within seventy-five (75) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides each holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to such holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;

(viii) breaches of representations, warranties and covenants in the Certificate of Designations and related transaction documents; or

(ix) the Company's failure for any reason after the date that is six (6) months immediately following the Issuance Date to satisfy the current public information requirement under Rule 144(c) of the 1933 Act.

Fundamental Transactions

The Preferred Shares will also provide the holders with certain rights upon the occurrence of a fundamental transaction, including but not limited to assumption rights and redemption rights upon any change of control.

Covenants

The Company will make certain negative covenants in the Preferred Shares, pursuant to which the Company agrees, among other things, not to: (a) incur or guarantee, assume or suffer to exist any indebtedness, other than permitted indebtedness; (b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets of the Company other than permitted liens; (c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness other than the Preferred Shares in an Triggering Event shall have occurred; (d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness, prior to the scheduled maturity date of such indebtedness; (e) redeem or repurchase its equity interest or declare or pay any cash dividend or distribution; (f) make, any change in the nature of its business; (g) encumber or allow any liens on, any of its intellectual property other than permitted liens; or (h) enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except in the ordinary course of business.

The Company will make certain affirmative covenants in the Preferred Shares, pursuant to which the Company agrees to, among other things: (a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where failure to do so would not result in a Material Adverse Effect; (b) maintain and preserve all of its properties which are reasonably necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder; (c) maintain insurance with responsible and reputable insurance companies or associations with respect to its properties) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and (d) maintain and preserve all of its intellectual property rights which are reasonably necessary in the proper conduct of its business.

The foregoing is a summary description of the material terms of the Certificate of Designations and is qualified in its entirety by the text of the Certificate of Designations attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference to this Item 5.03.

Series E Preferred Stock

On November 2, 2016, the Company filed a Certificate of Designation for Series E Preferred Stock to the Certificate of Incorporation. The Certificate of Designation reduced, pursuant to Section 151(g) of the Delaware General Corporation Law, the number of authorized Series E Preferred Shares from 2,860,200 Series E Preferred Shares to 74,380 Series E Preferred Shares, the number of Series E Preferred Shares issued and outstanding as of November 2, 2016. Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the 2,785,820 authorized Series E Preferred Shares eliminated pursuant to the reduction return to the available undesignated preferred stock of the Company and may be re-designated into another series of preferred stock.

The foregoing is a summary description of the material terms of the Certificate of Designation for Series E Preferred Stock and is qualified in its entirety by the text of the Certificate of Reduction attached as Exhibit 3.2 to this Current Report on Form 8-K and incorporated by reference to this Item 5.03.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

3.1	Certificate of Designations, Preferences and Rights of the Series F Convertible Preferred Stock of Great Basin Scientific, Inc.
3.2	Certificate of Designation for Series E Preferred Stock
10.1 10.2	Form of Exchange Agreement Form of Fourth Amendment to Registration Rights Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: November 3, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer